Exhibit 10.1

SECOND AMENDMENT TO LETTER AGREEMENT

This Second Amendment to Letter Agreement (this “Second Amendment”) is made as of August 5, 2014, by and between Robert Lane (“Employee”) and Emerge Energy Services GP, LLC (the “Company”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Employment Agreement (as defined below).

The parties hereto acknowledge the following facts:

1.             Employee and the Company are parties to an employment offer letter, dated October 24, 2012, which previously was assigned to the Company by Emerge Energy Services LP (the “MLP”) on March 4, 2013, and amended May 29, 2013 (collectively, the “Employment Agreement”).

2.             The parties hereto wish to amend certain terms of the Employment Agreement to revise the terms and conditions of the long-term incentive programs.

In connection therewith, the parties hereto hereby amend the Employment Agreement as follows, effective as of the date hereof:

1.             The second sentence of the first paragraph of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Effective as of July 1, 2014, your annual salary will be $275,000, less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly).”

2.             The fourth and fifth paragraphs of the Employment Agreement are hereby deleted and replaced in their entirety with the following:

“You acknowledge and agree that (i) with respect to calendar year 2013, you participated in two long-term incentive programs (the “2013 LTICs”) pursuant to which you were eligible to earn an annual cash bonus based on (A) the MLP’s regular annual distribution to unitholders and (B) equity appreciation compared to MLP equity value at IPO, and (ii) with respect to the 2013 LTICs you are eligible to receive a cash incentive equal to $146,096, in the aggregate, subject to your continued employment through December 31, 2015, which will be paid in a single lump sum by March 15, 2016.  You further acknowledge and agree that the long term incentive programs in which you were eligible to participate for 2014 and 2015 as set forth in this letter as in effect prior to the Second Amendment hereto are hereby canceled and terminated, and you shall have no further right or interest thereunder or with respect thereto.

Subject to approval by the Board of Directors, and your continued employment through the applicable grant date, the Company agrees to grant to you, on each of December 31, 2014 and December 31, 2015, a phantom unit award with respect to the MLP’s units covering a number of units equal to $275,000, divided by the per-share closing price on August 29, 2014 (the “Phantom Unit Awards”).  Each Phantom Unit Award will be made pursuant to the MLP’s 2013

Long-Term Incentive Plan, as amended from time to time (the “Plan”), will vest in full on December 31, 2015 and, if applicable, will accelerate and vest in full immediately prior to the occurrence of a Change in Control (as defined in the Plan), subject to your continued service at least until immediately prior to such Change in Control.  The terms and conditions of each Phantom Unit Award will be set forth in a separate phantom unit award agreement to be entered into by the Company, the MLP and you which will evidence the grant of such Phantom Unit Award.”

2.             This Second Amendment shall be and, as of the date hereof, is hereby incorporated in and forms a part of, the Employment Agreement.

3.             Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

EMERGE ENERGY SERVICES GP, LLC

By:	/s/ Ted Beneski
Name: Ted Beneski
Title: Chairman of the Board

EMPLOYEE

/s/ Robert Lane
Robert Lane